Exhibit (99.2)

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On January 31, 2012, Badger Meter, Inc. (the ‘Company”) completed the acquisition of Racine Federated, Inc. (“Racine Federated”) in accordance with the terms of the Acquisition Agreement for an aggregate amount of $57.4 million, subject to certain adjustments (the “transaction consideration”) that include consideration for certain of Racine Federated’s shareholders agreeing to certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants. The transaction consideration is subject to post-closing adjustments based on a determination of closing net working capital and closing indebtedness. In accordance with the Acquisition Agreement, $5.5 million of the transaction consideration has been held back by the Company to support the post-closing working capital and indebtedness adjustments, and to support the indemnification obligations of Racine Federated’s shareholders. The purchase price was funded through available cash resources and borrowing facilities.

Racine Federated manufactures and markets flow meters for the water industry, as well as various industrial metering and specialty products. These products complement and expand the Company’s existing lines of water application and industrial flow products for the global flow measurement business.

The Unaudited Pro Forma Combined Condensed Statement of Operations combine the historical financial information of the Company and Racine Federated for the year ended December 31, 2011 to illustrate the estimated effect of the acquisition as if it had occurred as of the beginning of the period presented. The Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 2011 combines the historical financial information of the Company and Racine Federated to illustrate the estimated effect of the acquisition on the Company’s balance sheet as if the acquisition had occurred on December 31, 2011.

The historical financial information has been adjusted to give effect to pro forma matters that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company. The Unaudited Pro Forma Combined Condensed Financial Information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Information, the audited historical financial statements of the Company as of and for the year ended December 31, 2011 included in its Annual Report on Form 10-K, as well as the audited historical consolidated financial statements of Racine Federated as of and for the year ended December 31, 2011 included as an exhibit to this Current Report on Form 8-K/A.

The Unaudited Pro Forma Combined Condensed Financial Information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles. The Unaudited Pro Forma Combined Condensed Financial Information will differ from the final acquisition accounting for a number of reasons, including the fact that the Company’s estimates of fair value are preliminary and subject to change when the formal valuation and other studies are finalized. The adjustments that may occur to the preliminary estimates could have a material impact on the accompanying Unaudited Pro Forma Combined Condensed Financial Information.

The Unaudited Pro Forma Combined Condensed Financial Information is presented for information purposes only. It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had it completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company.

BADGER METER, INC.

Unaudited Pro Forma Combined Condensed Balance Sheet

As of December 31, 2011

(Dollars in thousands)	Badger Meter, Inc.	Racine Federated	Pro Forma Adjustments (Note 1 & 2)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$4,975	$10,674	$(9,146)	$6,503
Receivables	41,168	5,071	—	46,239
Inventories	49,436	7,551	192	57,179
Prepaid expenses and other current assets	2,266	207	—	2,473
Deferred income taxes	3,350	519	189	4,058

Total current assets	101,195	24,022	(8,765)	116,452

Net property, plant and equipment	66,102	2,592	2,008	70,702
Intangible assets, at cost less accumulated amortization	33,680	252	29,748	63,680
Other assets	6,259	—	—	6,259
Deferred income taxes	2,309	—	—	2,309
Goodwill	9,365	214	24,008	33,587

Total assets	$218,910	$27,080	$46,999	$292,989

Liabilities and shareholders’ equity
Current liabilities:
Short-term debt	$1,790	$—	$51,791	$53,581
Payables	11,365	3,148	5,609	20,122
Accrued compensation and employee benefits	6,734	3,109	(2,500)	7,343
Warranty and after-sale costs	1,593	—	—	1,593
Income and other taxes	931	28	—	959

Total current liabilities	22,413	6,285	54,900	83,598

Other long-term liabilities	1,078	453	—	1,531
Deferred income taxes	—	50	12,391	12,441
Accrued non-pension postretirement benefits	6,103	—	—	6,103
Other accrued employee benefits	10,035	—	—	10,035
Commitments and contingencies
Shareholders’ equity:
Common Stock, $1 par; authorized 40,000,000 shares; issued 21,292,030 shares in 2011	21,292	—	—	21,292
Capital in excess of par value	39,445	683	(683)	39,445
Reinvested earnings	166,271	19,932	(19,932)	166,271
Accumulated other comprehensive loss	(14,566)	(323)	323	(14,566)
Less: Employee benefit stock	(1,485)	—	—	(1,485)
Treasury stock, at cost; 6,169,329 shares in 2011	(31,676)	—	—	(31,676)

Total shareholders’ equity	179,281	20,292	(20,292)	179,281

Total liabilities and shareholders’ equity	$218,910	$27,080	$46,999	$292,989

See accompanying notes.

BADGER METER, INC.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Fiscal Year Ended December 31, 2011

(In thousands except per share amounts)	Badger Meter, Inc.	Racine Federated	Pro Forma Adjustments (Note 3)	Pro Forma Combined
Net sales	$262,915	$42,647	$—	$305,562
Cost of sales	173,095	20,764	—	193,859

Gross margin	89,820	21,883	—	111,703
Selling, engineering and administration	62,286	17,253	828	80,367

Operating earnings	27,534	4,630	(828)	31,336
Interest expense (income), net	185	234	777	1,196

Earnings before income taxes	27,349	4,396	(1,605)	30,140
Provision for income taxes	8,188	1,018	(617)	8,589

Net earnings	$19,161	$3,378	$(988)	$21,551

Earnings per share:

Basic	$1.28			$1.44

Diluted	$1.27			$1.43

Shares used in computation of earnings per share:
Basic	14,971			14,800
Impact of dilutive securities	78			148

Diluted	15,049			14,948

See accompanying notes.

Note 1 Preliminary Purchase Consideration Allocation

The preliminary total consideration for the acquisition was as follows:

(In thousands)	January 31, 2012
Cash consideration	$57,400
Working capital purchase adjustments	614

Total assets acquired	$58,014

The final purchase consideration amount is pending, based on the final agreement of the adjustment to the cash consideration related to the level of net working capital transferred at closing. The preliminary allocation of the purchase consideration to the assets acquired and liabilities assumed is based on the estimated fair values at the date of acquisition. The fair values of the assets and liabilities included in the table below are preliminary and subject to change as we are currently in the process of obtaining third-party valuations.

The excess of the purchase consideration over the net tangible and identifiable intangible assets is reflected as goodwill. The amount allocated to intangible assets and goodwill for tax purposes is expected to be tax deductible as a result of the election under Section 338(h)(10) of the Internal Revenue Code.

The following table summarizes the preliminary estimates of fair value of the assets acquired and the liabilities assumed as of the acquisition date:

(In thousands)	January 31, 2011
Assets Acquired:
Cash	$1,529
Accounts receivable	5,202
Inventories	7,602
Prepaid expenses and other current assets	172
Current deferred income taxes	492
Property, plant and equipment	4,600
Intangible assets	30,000
Goodwill	25,045

Total assets acquired	$74,642

Liabilities Assumed:
Accounts payable	$3,155
Employee compensation and benefits	569
Income taxes	30
Deferred income taxes	12,423
Other long-term liabilities	451

Total liabilities assumed	$16,628

The determination of fair value for acquired intangible assets is currently underway and includes intangible assets consisting of technology, customer relationships, trademarks and backlog. Of the $55.0 million of intangible assets and goodwill, $30.0 million has been preliminarily assigned to intangible assets which are being amortized over an average weighted life of fifteen years. The determination of the useful life was based upon historical experience, economic factors, and future cash flows of the assets acquired.

Inventories reflect adjustments of $0.2 million to establish the estimated fair market value. Property plant and equipment reflects an adjustment of $2.0 million to establish the estimated fair market value. These adjustments have been reflected on the December 31, 2011 pro forma balance sheet.

For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements, a blended statutory rate of 38.4% has been used. This rate is an estimate and does not take into account any possible future tax planning or events that may occur for the combined company. An estimated deferred tax asset of $0.2 million and an estimated deferred tax liability of $12.4 million related to the tax effect on differences in timing of deductibility was recognized.

Note 2 Adjustments to the Unaudited Pro Forma Combined Condensed Balance Sheet

Fair value adjustments were made to certain intangible assets, property, plant and equipment, and inventories. In January 2012, in preparing for their cash-free debt-free acquisition by the Company, Racine Federated paid certain liabilities and paid a dividend that reduced cash accordingly. Adjustments in the pro forma presentation reflect the cash-free debt-free transaction. Inventories have been adjusted to their estimated fair market value and will be charged to cost of sales over a period of three months. Amortizable intangible assets are being amortized over 15 years while property, plant and equipment are being depreciated over the estimated useful lives of the respective assets using the straight-line method for financial reporting. Deferred tax balances have been adjusted to reflect the tax impact of adjustments made to underlying carrying values.

Note 3 Adjustments to the Unaudited Pro Forma Combined Condensed Statement of Operations

Acquisition expenses of $1.1 million were excluded in the combined condensed statement of operations as of December 31,2011. It is expected that acquisition costs after that date will not be significant. The pro forma amounts include additional amortization of intangible assets, depreciation of assets at fair value, interest expense on increased debt levels and the related tax effects of these adjustments.

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